Common Equity Offering March 2013 U.S. Silica U.S. Silica FREE WRITING PROSPECTUS DATED MARCH 12, 2013 FILED PURSUANT TO RULE 433 REGISTRATION STATEMENT NO.: 333-186406

Disclaimers
This presentation contains forward-looking statements that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, express or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,”
“expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those discussed in our filings with the Securities and Exchange Commission, incorporated by reference into the prospectus, including our most recent Annual Report on Form 10-K and our
Quarterly Reports on Form 10-Q.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except to the extent required by law.
This presentation includes certain non-GAAP financial measures, including Adjusted EBITDA and Segment
Contribution Margin. These measures should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP and may differ from similarly titled measures used by others. For a reconciliation of such measures to the most directly comparable GAAP term, please see Appendix A to this presentation.
U.S. Silica Holdings, Inc. has filed a registration statement (including a prospectus) and preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request them by calling Morgan Stanley & Co. LLC at 1-866-718-1649 or Merrill Lynch, Pierce, Fenner & Smith
Incorporated at 1-866-500-5408.

Offering Summary

Issuer: U.S. Silica Holdings, Inc.
Exchange / Ticker: NYSE / SLCA
Number of Shares Offered: 8,500,000 shares (100% secondary)
Pro Forma Shares Outstanding: 52,946,821 shares
Pro Forma Ownership: GGC USS Holdings, LLC: 59% (with greenshoe)
Over-Allotment Option: 15% (100% secondary)
Lock-up: 90 Days for Company, Directors, Officers & Selling Stockholders
Expected Pricing: March 13, 2012 (Wednesday)
Joint Bookrunners:
Morgan Stanley, Bank of America Merrill Lynch, Simmons & Co., Jefferies,
Wells Fargo

US
SILICA

200
150
100
50
0
61
89
121
194
2009
2010
2011
2012

Commercial Silica Market Share
U.S. Silica is Attractively Positioned
Leading industrial minerals supplier
Over 250 products and 1,800 customers
15 facilities and over 100 years of history
307 million tons of high quality reserves
7.2 million tons sold in FY 2012
FY 2012 revenues of $441.9 million
FY 2012 Adjusted EBITDA of $150.6 million
(1)
4
Company Profile
(1)
See Appendix A for reconciliations to GAAP
Source: Company Estimates
Other
Contribution Margin
(1)
($MM)
4
Oil & Gas Proppants: Frac sand
Industrial & Specialty: Glass, coatings, foundry
Flagship Ottawa site home of ‘Ottawa White’

5
SLCA:  A Diversified Option to Play NA Shale Growth
Rapid Demand
Growth
Proppant demand growth > rig
count growth
Early Innings of
Shale Revolution
Low Cost
Supply is
Constrained
Long lead times, frequent capacity
shortages
Difficult to Find, Permit
and Build New Mines
Risk
Diversification
Multitude of end users, independent of
specific basins or commodities
Stable Industrial Business and
Versatile Oil & Gas Products
Sustainable
Competitive
Advantages
Direct access to Class I rail, barge
and transloads from 15 facilities
Low Cost, Multi-Plant Network
with Integrated Supply Chain
Line of Site
Organic Growth
Significant new Oil & Gas
capacity + ISP growth
initiatives
New Capacity / New Products / New Thinking

Frac Sand Demand Outstrips Drilling Activity
6 6
Horizontal
Rig Count
Wells
per Rig
Stages per
Lateral
Proppant Demand
Proppant
per Stage
Lateral
Length
Proppant growth has recently outpaced rig count growth due to higher service intensity
Pressure pumpers are increasing fracing efficiencies and completing jobs faster
Wells per rig increased as operators found new drilling efficiencies
Laterals grew longer and stages increased as fracturing technology advanced
Proppant per stage grew denser as operators experimented with new well designs
Growth Drivers

69
107
244
0
50
100
150
200
250
2010 2011 2012
Oil & Gas: 2012 Performance
7
FINANCIAL PERFORMANCE
2012 2011 Growth
Sales
$243.8 $107.1
128%
Contribution
Margin
$140.1 $67.6 107%
% Margin 57% 63%
Developed Greenfield mine
and processing plant in Sparta, WI
Expanded strategic customer partnerships
Developed new resin coated sand facility
in Rochelle, IL
Partnered with BNSF railroad to construct
new transload facility in San Antonio, TX
Increased transload network from 5 to16
locations and expanded sales volumes
KEY ACCOMPLISHMENTS
Oil and Gas Sales
($MM)

New Projects Face High Hurdles

Sphericity, solubility,
size, crush strength
(14 API specifications)
Large-Scale High
Quality Reserves
Rail access to
major basins
Long approval
process (1 – 3 years)
Federal / state / local
mining, air, water,
reclamation permits
Premium on know-
how and expertise
Logistics and
On-Site
Infrastructure
Permission
and
Experience to
Operate
Diversified
Customers
Ability
to “spec-in”
to industrial
customer
production
processes
8
High
Quality,
Cost
Effective
Supply
Barriers to Entry
Barriers to Success

Segment Applications
Glass
Smartphones, tablets,
containers, automotive
glass and fiberglass
Building Products
Mortars and grouts,
specialty cements, roofing
shingles and insulation
Foundry
Molds for high
temperature castings and
metal casting products
Chemicals
Silicon-based chemicals
used in food processing,
detergents and polymer
additives
Fillers and
Extenders
Performance coatings,
architectural, industrial
and traffic paints, EMC
and silicone rubber
U.S. Silica’s multiple plants provide
supply redundancy and low
transportation costs
Often a single source supplier
Spec’d in to customer formulas due to
unique silica characteristics
Low customer turnover
Drivers of Stability
Stable and Growing Profitability
(Segment Contribution Margin, in $MM)
Unique Industrial & Specialty Position
9
37
46
53
54
0
20
40
60
2009 2010 2011 2012

Growing our Specialty and Performance Products
Whole Grain
Bulk
Ground
High Purity
Automotive Glass
Roofing Shingles
High-end Electronics
Specialty Coatings
Characteristics
Uses
Invest in Talent
New VP/GM
Market Development team
Technical Sales capability
~300 Miles Global Shipping Radius
Transforming the ISP Segment
Enhance R&D
New Technical Director
Product Development capability
State-of-the-art lab
Customer technical support
Implement New Technology
Specialty deposits
Enhanced processing
Investing in new production
capability for specialized
applications

$s per ton $s per kilo

Low cost
plant
Low cost
plant
Low cost
plant
11
Structural Cost Advantage Within Industry
Low Cost
2012 Demand
U.S. Silica Frac Plants vs.
New Project Examples
Cost per Ton (1)
(1)
Cost per ton to Class I rail
(2)
Represents U.S. Silica’s four plants used for frac sand
Moderate Cost
New Entrant
U.S. Silica (2)
Moderate Cost
High Cost
Cumulative Industry Capacity
2012 Industry Cost Curve
High Cost New
Entrant
Royalties,
road fees, no
access to
natural gas, etc.
11
Trucking from
mine to plant
Trucking from
mine to plant
Trucking to
Class I rail or
transfer from
Class II rail

Bakken
Niobrara
Piceance
Antrim
ROCKWOOD, MI
ROCHELLE, IL
Chicago, IL
OTTAWA, IL
Marcellus
Utica
New Albany
Frederick, MD
(Headquarters)
Montpelier, VA
Jackson, TN
Columbia, SC
Fayetteville
Granite Wash
Barnett
Haynesville
Tuscaloosa
Permian
Eagle Ford
Kosse, TX
Houston, TX
Dubberly, LA
Shale Basins
Current Shale Plays
Prospective Shale Plays
ISP Plants
Oil & Gas
Transloads
Target Areas for Additional Transloads
Offices
Rail Transit Route
Barge Transit Route
Truck Transit Route

Railroad access on BNSF,
Union Pacific, CN, CP and CSX
Barge access
15 in-basin transloads, many of
which can be turned ‘on’ or ‘off’
to meet demand
Anticipate 25 to 30 transloads
by the end of 2013
Transportation Assets
Differentiated Footprint and Transportation Network
12
Scale
Reliability
Flexibility
Cost effectiveness
U.S. Silica Advantages
Right Product, Right Place, Right Time

Basins Served Directly

	BNSF RAILWAY	CN	CANADIAN PACIFIC	CSX / NS NORFOLK SOUTHERN	UNION PACIFIC
	✓		✓		
	✓				
	✓				✓
		✓		✓	
	✓				✓
					✓
	✓				✓
	✓				✓
	✓				✓
		✓	✓

A Multi-Plant Network is Required for National Coverage
Class I Rail Serving U.S. Silica Plants
Most WI
startups are on
the CN network
or Class II rail
13 13
East Bakken
West Bakken
Eagle Ford
Marcellus/Utica
North Permian
Central Permian
South Permian
Rockies
Mid-Continent (OK, KS, TX)
Canada

U.S. Silica’s Highly Efficient Logistic Solutions
Rail terminal located in the basin
Proppant is unloaded from railcars and stored for trucking
to the wellhead
Includes storage silos, equipment for loading/unloading
and local staff
Dedicated storage allows us to control quality further into the supply chain
Vertical silos, gravity fed loadout and automated billing drive a 6-8 minute turnaround time for trucks
Track length allows unit train deliveries
Large storage capacity enables high margin ‘spot sales’
Our Design Offers Key Advantages
Consists of 70-100 cars (8k -11k tons) that are shipped
direct from origin to destination
Streamlines shipping process by sending railcars in an
express loop and reducing railcar cycle time by 75%
Reduces cost and ensures higher quality control
What is a Unit Train?
Only works for high volume plants that can fill all cars in a short time and without incurring demurrage
Must have a destination capable of quickly unloading and
storing large volumes, such as our San Antonio transload
Challenges of Running Unit Trains
What is a Transload?

Long-Standing Customer Relationships
Flexibility to cost efficiently move
crews between basins
Readily available inventory in all
major basins
Assured supply
Improved shipment and inventory
planning
Lower supply chain and logistics
costs
Competitive advantage over new
entrants
Higher contribution margin for in-
basin delivery
Consistent demand
Improved shipment and inventory
planning
Lower supply chain and logistics
costs
Provide large scale, multi-plant access
on nearly every major Class I rail line
Build in-basin storage and transloads
together
Sync with customers demand
Jointly plan shipments and inventory
levels
Jointly plan shipping assets (rail cars)
and unit trains
Mutually Profitable, Long-Term Customer Relationships.
15
U.S. Silica Benefits Customer Benefits How We Work With Customers
Growth and Flexibility Deeply Embedded Solutions
Helping Customers Win

Line-of-Sight Oil & Gas Organic Growth Elements
16
Initiatives Description
2Q13: Sparta
Greenfield Mine
Phase I Capacity: 750-850k tons
Phase I Capital: $50-$60MM
36 million tons of coarse, Northern White
reserves
On-site access to Class I railroad
Actively marketing new supply
Option to double production capacity
1Q13: Rochelle
Resin-Coated
Proppant (RCS)
Phase I Capacity: 200k tons
Phase I Capital: $36MM
Best-in-class team
Close access to high quality coarse
substrate from our Ottawa facility
Access to 2 Class I railroads and barging
Completing product testing and building
inventory
Option to double production capacity

Robust U.S. Silica Growth Platform
Capacity Expansion
Opportunities
ISP Innovation
Line-of-Sight Oil & Gas
Projects
Resin-Coated Proppant Plant: Q1 2013
Sparta Raw Sand Greenfield Mine: Q2 2013
Greenfield Opportunities
Attractive M&A
Sparta Phase II: 750 – 850k additional tons of capacity
RCS Phase II: ability to add 200k additional tons of capacity
Investing in new capability for specialized applications
Focused on high-end end segments with global reach
Unparalleled industry expertise in mine development
Recent success with Sparta Project
Advantaged position to act as an industry consolidator
Potential to create value through logistics network

Potential Future Run-Rate Profitability
18 18
2012 RCS Sparta I Sparta II Capacity Based
EBITDA
EBITDA Supported By Total Potential Capacity
Other Key Initiatives
New ISP products
M&A
Greenfield projects

Strong Balance Sheet to Fund Growth Initiatives
19
Summary Capitalization
(US$ in thousands)
12/31/2012 12/31/2011
Cash and Cash Equivalents $     61,022 $     59,199
Asset-Based Revolving
Line-of-Credit
– –
Term Loan Facility 255,425 257,857
Other Borrowings _ 3,932
Total Debt 255,425 261,789
Net Debt 194,403 202,590
Leverage (Debt/Adj EBITDA)
(1)
1.7x 2.8x
Net Leverage (Net Debt/Adj EBITDA)
(1)
1.3x 2.2x
$32.1MM capacity under
asset-based revolving
line-of-credit
Total liquidity of ~$93MM for
growth initiatives as of
December 31, 2012
Strong operating cash flows of
$101MM for December 31,
2012
(1) Leverage and Net Leverage as of December 31, 2012 are calculated using LTM Adj EBITDA as of the reporting date

8.0
6.0
4.0
2.0
0.0
5.1
6.0
6.3
7.2
2009
2010
2011
2012

500
400
300
200
100
0
192
245
296
442
2009
2010
2011
2012

200
150
100
50
0
50
72
94
151
2009
2010
2011
2012

120
80
40
0
13
15
67
106
2009
2010
2011
2012

Historical Financial Summary 20 ($MM) Adjusted EBITDA (1) ($MM) Volume Revenue Capital Expenditures ($MM) (MM Tons) (1) See Appendix A for GAAP reconciliation 20

Compelling Investment Opportunity
Unique Option to Play NA
Shale Growth
Economically irreplaceable ingredient
Strong long-term demand projections
Basin and service company independent
Industry Leader for More
Than a Century
Top market positions in most segments
Low cost operations with industry leading logistics
Complimentary industrials business
Proven Results
2x Revenue and 3x Adj. EBITDA over last 3 years
Diverse customer relationships
Strong operating cash flows
Clear Growth
Opportunities
Increased share of rapidly growing proppant segment
Introduce new, value added products
Highly accretive M&A opportunities

Appendix A 22

Non-GAAP Financial Performance Measures
23
Segment Contribution Margin
The Company organizes its business into two reportable segments, Oil & Gas Proppants and Industrial & Specialty Products,
based on end markets. The reportable segments are consistent with how management views the markets served by the Company and the financial information reviewed by the chief operating decision maker. The Company manages its Oil & Gas Proppants and
Industrial & Specialty Products businesses as components of an enterprise for which separate information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance.
An operating segment’s performance is primarily evaluated based on segment contribution margin, which excludes certain corporate costs not associated with the operations of the segment. These corporate costs are separately stated and include costs that are related to functional areas such as operations management, corporate purchasing, accounting, treasury, information technology, legal and human resources. The Company believes that segment contribution margin, as defined above, is an appropriate measure for evaluating the operating performance of its segments. However, this measure should be considered in addition to, not a substitute for, or superior to, income from operations or other measures of financial performance prepared in accordance with generally accepted accounting principles. For a reconciliation of segment contribution margin to its most directly comparable GAAP financial measure, see Note T to our financial statements in our Annual Report  on Form 10-K for the fiscal year ended December 31, 2012.
Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only as a supplement. Our measure of
Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Reconciliation (Adjusted EBITDA to Net Income)
24
Reconciliation of Adjusted EBITDA
US$ in thousands 12/31/12 12/31/11
Net Income 79,154 30,253
Total Interest Expense, Net of Interest Income 13,615 18,347
Provisions of Taxes 30,651 7,162
Total Depreciation, Depletion and Amortization Expenses 25,099 20,999
EBITDA 148,519 76,761
Non-Cash Deductions, Losses and Charges
(1)
379 (526)
Non-Recurring Expenses (Income)
(2)
(4,206) (2,028)
Transaction Expenses
(3)
156 6,043
Permitted Management Fees and Expenses
(4)
- 9,250
Non-Cash Incentive Compensation
(5)
2,330 1,237
Post-Employment Expenses (Excluding Service Costs)
(6)
1,794 1,689
Other Adjustments Allowable Under Existing Credit Agreements
(7)
1,617 1,131
Adjusted EBITDA 150,589 93,557
See following page for explanation of adjustments to EBITDA

Reconciliation (Adjusted EBITDA to Net Income)

(1) Includes non-cash deductions, losses and charges arising from adjustments to estimates of a future litigation liability and the decision by our hourly workforce at our Rockwood facility to withdraw from a pension plan administered by a third party.
(2) Includes the gain on the sale of assets and the gain on insurance settlements.
(3) Includes natural gas hedging losses, purchase accounting adjustments, management bonuses and other expenses arising from the refinancing of our Term Loan and Revolver.
(4) Includes fees and expenses paid to Golden Gate Capital for ongoing consulting and management services provided pursuant to an Advisory Agreement entered into in connection with the Golden
Gate Capital acquisition; this Advisory Agreement was terminated in connection with our IPO.
(5) Includes vesting of incentive equity compensation issued to our employees.
(6) Includes net pension costs and net post-retirement costs relating to pension and other post-
retirement benefit obligations during the applicable period, but in each case excluding the service costs relating to benefits earned during such period.
(7) Reflects miscellaneous adjustments permitted under our existing credit agreements, including such items as expenses related to Sarbanes-Oxley implementation reviewing growth initiatives and potential acquisitions.